Exhibit 10.1

Execution Version

EQUITY CURE CONTRIBUTION AGREEMENT
This Equity Cure Contribution Agreement (this “Agreement”) is made as of March 17, 2016 (the “Effective Date”), by and among Southcross Energy Partners, L.P., a Delaware limited partnership (“SXE”), and Southcross Holdings LP, a Delaware limited partnership (“Southcross Holdings”). SXE and Southcross Holdings are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, SXE is subject to certain financial covenants under the terms of that certain Third Amended and Restated Revolving Credit Agreement, dated as of August 4, 2014, among SXE, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, UBS Securities LLC and Barclays Bank PLC, as Co-Syndication Agents, JPMorgan Chase Bank, N.A., as Documentation Agent, and the Lenders party thereto, as amended by the First Amendment thereto, dated as of May 7, 2015 (as may be amended from time to time, the “SXE Revolving Credit Agreement”);
WHEREAS, under the terms of the SXE Revolving Credit Agreement, SXE has an Equity Cure Right (as such term is defined under the SXE Revolving Credit Agreement) that it may elect to exercise from time to time, on the terms and subject to the conditions specified therein, in order to cure a Financial Covenant Default (as such term is defined under the SXE Revolving Credit Agreement);
WHEREAS, Southcross Holdings and certain of its affiliates may commence voluntary cases under chapter 11 of title 11 of the United States Code (the “Chapter 11 Cases”) in a bankruptcy court of proper jurisdiction (the “Bankruptcy Court”) to, among other things, implement a restructuring (the “Southcross Holdings Restructuring”);
WHEREAS, in connection with the Southcross Holdings Restructuring and subject to Southcross Holdings obtaining Bankruptcy Court authority to assume and perform under this Agreement, Southcross Holdings is willing to agree to purchase up to $50 million of Common Units (as such term is defined in the Third Amended and Restated Agreement of Limited Partnership of SXE, dated as of August 4, 2014 (as may be amended from time to time, the “SXE LP Agreement”)) from SXE on the terms set forth herein, and SXE is willing to issue up to $50 million of Common Units to Southcross Holdings on the terms set forth herein;
WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board”) of Southcross Energy Partners GP, LLC, a Delaware limited liability company (the “General Partner”) has (a) determined that (i) this Agreement and the transactions contemplated herein are in the best interests of the Partnership Group (as such term is defined under the SXE LP Agreement), and (ii) this Agreement and the transactions contemplated herein are fair and reasonable to SXE; and (b) recommended that the Board approve this Agreement and the transactions contemplated herein;
WHEREAS, the Board has approved this Agreement and the transactions contemplated herein;
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, covenants, representations and warranties set forth herein, the Parties hereby agree as follows:
ARTICLE I
EQUITY CURE CONTRIBUTIONS

1.1    Contribution Obligations.

(a)On each Contribution Date during the Contribution Period, if SXE has given notice to Southcross Holdings as set forth in Section 2.6 at least two business days before such Contribution Date that such contribution will be required (each a “Contribution Notice”), (i) Southcross Holdings will contribute the applicable Contribution Amount to SXE by wire transfer of immediately available funds and (ii) upon receipt of such funds, SXE will issue to Southcross Holdings a number of Common Units equal to the applicable Issuance Amount (each such contribution and issuance referred to herein as an “Equity Cure Contribution”). The delivery of any such notice by SXE shall be approved by the Conflicts Committee.

(b)With respect to each Contribution Date, the applicable “Contribution Amount” shall be equal to the Equity Cure Amount (as such term is defined under the SXE Revolving Credit Agreement) required to be funded pursuant to the applicable

Equity Cure Election and set forth in the applicable Contribution Notice; provided, however, that the total of all Contribution Amounts contributed by Southcross Holdings shall not exceed $50 million.

(c)“Contribution Date” means in each case, as applicable, the business day specified by SXE in the applicable Contribution Notice given pursuant to Section 1.1(a) in connection with the applicable Equity Cure Election, which specified date shall be no later than five days after the date on which SXE has delivered the Equity Cure Notice (as defined under the SXE Revolving Credit Agreement) to the Administrative Agent (as defined under the SXE Revolving Credit Agreement) with respect to such Equity Cure Election.

(d)“Contribution Period” shall mean the period commencing on March 15, 2016 and running through March 31, 2017.

(e)“Equity Cure Election” shall mean any election by SXE to exercise its Equity Cure Right with respect to an Equity Cure Test Date (as such term is defined under the SXE Revolving Credit Agreement) consisting of any of December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016

(f)With respect to each Contribution Date, the applicable “Issuance Amount” shall be equal to (i) the applicable Contribution Amount divided by (ii) the applicable Reference Price, rounded down to the nearest whole number.

(g)For the Issuance Amount relating to an Equity Cure Test Date of December 31, 2015, the “Reference Price” shall be equal to:

(i)The Initial Measurement Period VWAP, if the Initial Measurement Period VWAP is (A) equal to or greater than $0.89 and (B) equal to or less than $1.48;

(ii)$0.89, if the Initial Measurement Period VWAP is less than $0.89; or

(iii)$1.48, if the Initial Measurement Period VWAP is greater than $1.48.

(h)For each other Issuance Amount, the “Reference Price” shall be equal to:

(i)The Initial Measurement Period VWAP, if the Initial Measurement Period VWAP was (A) equal to or greater than $0.89 and (B) equal to or less than $1.48;

(ii)The Subsequent Measurement Period VWAP, if (A) the Initial Measurement Period VWAP was either less than $0.89 or greater than $1.48 and (B) the applicable Subsequent Measurement Period VWAP is (x) equal to or greater than $0.89 and (y) equal to or less than $1.48

(iii)$0.89, if (A) the Initial Measurement Period VWAP was either less than $0.89 or greater than $1.48 and (B) the applicable Subsequent Measurement Period VWAP is less than $0.89; or

(iv)$1.48, if (A) the Initial Measurement Period VWAP was either less than $0.89 or greater than $1.48 and (B) the applicable Subsequent Measurement Period VWAP is greater than $1.48.

(i)“Initial Measurement Period VWAP” shall mean the volume weighted daily average price of a Common Unit, as reported on the New York Stock Exchange (or any applicable successor exchange), for the 15 trading days the first of which trading days is (or is the first trading day following) the tenth day following the date that both of the following have been publicly announced: (i) the bankruptcy filing of Southcross Holdings and (ii) that SXE will not file for bankruptcy.

(j)“Subsequent Measurement Period VWAP” shall mean the volume weighted daily average price of a Common Unit, as reported on the New York Stock Exchange (or any applicable successor exchange), for the 15 trading days the last of which is the second trading day prior to the applicable Contribution Date.

(k)If from time to time during the Contribution Period there occurs any default under the SXE Revolving Credit Agreement that is subject to, and capable of cure pursuant to, an Equity Cure Right, SXE will notify Southcross Holdings of such default, and SXE will make an Equity Cure Election and will provide a Contribution Notice in accordance with Section 1.1(a), such that SXE will require and accept, and Southcross Holdings will make, the applicable equity contribution in accordance with this Section 1.1 and SXE will use the proceeds therefrom to satisfy its Equity Cure Right and cure such default. The provisions of this Agreement will not apply, and Southcross Holdings will have no obligation to contribute any applicable Contribution

Amount hereunder, if (i) any default or other event that is not subject to and capable of cure pursuant to an Equity Cure Right then exists under the SXE Revolving Credit Agreement or (ii) the applicable Contribution Amount that Southcross Holdings is required to contribute in accordance with this Section 1.1 would not alone fully and completely cure the default or event subject to such Equity Cure Right.

(l)The Parties acknowledge and agree that nothing in this Agreement creates an obligation or alters any existing obligation, if any, of the equity holders of Southcross Holdings or any other entity not a party to this Agreement to fund money to Southcross Holdings or SXE.

1.2    Representations Warranties of Southcross Holdings. Southcross Holdings hereby represents and warrants that the following statements are correct and complete:

(a)All Common Units acquired by Southcross Holdings hereunder will be acquired for Southcross Holdings’ own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of any state or federal securities laws, rules or regulations. Southcross Holdings acknowledges that any Common Units acquired by it hereunder will not be registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and that none of such Common Units may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. Southcross Holdings is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

(b)Southcross Holdings acknowledges that it can bear the economic risk of its investment in the Common Units to be acquired hereunder indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in such Common Units

(c)Southcross Holdings has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement and the transactions contemplated hereby have been duly authorized by all necessary limited partnership action. This Agreement has been duly executed and delivered by Southcross Holdings and constitutes a valid and binding agreement of Southcross Holdings (assuming the due execution and delivery of this Agreement by, or on behalf of, SXE), enforceable against it in accordance with its terms.

(d)The execution, delivery and performance by Southcross Holdings of this Agreement and the consummation of the transactions contemplated hereby do not and will not (with or without the giving of notice, the lapse of time, or both) result in a violation or breach of, conflict with, cause increased liability or fees, or require approval, consent or authorization under (i) any law, rule or regulation applicable to Southcross Holdings, (ii) any contract to which Southcross Holdings is a party or by which Southcross Holdings or any of Southcross Holdings’ properties or assets may be bound or affected or (iii) any of Southcross Holdings’ organizational and governing documents.

1.3    Representations Warranties of SXE. SXE hereby represents and warrants that the following statements are correct and complete:

(a)All Common Units acquired by SXE hereunder are duly authorized and, when issued in accordance herewith, will be validly issued and, to the extent applicable, fully paid and non-assessable.

(b)SXE has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement and the transactions contemplated hereby have been duly authorized by all necessary limited partnership action. This Agreement has been duly executed and delivered by SXE and constitutes a valid and binding agreement of SXE (assuming the due execution and delivery of this Agreement by, or on behalf of, Southcross Holdings), enforceable against it in accordance with its terms.

(c)The execution, delivery and performance by SXE of this Agreement and the consummation of the transactions contemplated hereby do not and will not (with or without the giving of notice, the lapse of time, or both) result in a violation or breach of, conflict with, cause increased liability or fees, or require approval, consent or authorization under (i) any law, rule or regulation applicable to SXE, (ii) any contract to which SXE is a party or by which SXE or any of SXE’s properties or assets may be bound or affected or (iii) any of SXE’s organizational and governing documents.

1.4    Public Announcement. As part of the public announcement of the commencement of the Chapter 11 Cases, the Parties agree that Southcross Holdings will include a concurrent announcement stating that SXE is not filing for bankruptcy.

1.5    Bankruptcy Court Approval. Notwithstanding anything to the contrary in this Agreement, Southcross Holdings’ obligations under this Agreement are conditioned upon obtaining Bankruptcy Court authority to assume and perform under this Agreement in the Chapter 11 Cases; provided, however, that Southcross Holdings agrees to seek such Bankruptcy Court authority as soon as reasonably practicable following the commencement of the Chapter 11 Cases.

ARTICLE II
MISCELLANEOUS

2.1    Governing Law; Jury Trial Waiver. Etc.. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF ANOTHER JURISDICTION’S LAW, AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE. THE LAWS OF THE STATE OF DELAWARE, AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF. WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. So long as Southcross Holdings is subject to cases under Chapter 11 of the Bankruptcy Code, all actions and proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or the transactions contemplated hereby shall be exclusively litigated, heard and determined in the Bankruptcy Court governing such cases, and the Parties hereby unconditionally and irrevocably submit to the exclusive jurisdiction and authority of such Bankruptcy Court to hear and determine any such action or proceeding; provided, however, that if such bankruptcy cases are closed or the Bankruptcy Court is unwilling or unable to hear any such dispute, the parties hereby unconditionally and irrevocably submit to the jurisdiction of the courts of the state of Delaware.

2.2    Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

2.3    Assignment; Waiver. No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall be in writing and shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement. No waiver shall be executed on behalf of SXE without the approval of the Conflicts Committee. No failure to exercise and no relaxation, forbearance, indulgence or delay on the part of any Party in exercising any right, remedy, power or privilege of that Party under this Agreement and no course of dealing among the Parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

2.4    Entire Agreement; Severability. This Agreement supersedes all prior discussions and agreements between the Parties and/or their respective affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their respective affiliates hereto with respect to the subject matter hereof. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended to modify such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

2.5    Amendment. This Agreement may only be amended, modified or supplemented by an instrument in writing signed by the Parties; provided, however, that SXE shall not execute any such amendment, modification or supplement without the consent or approval of the Conflicts Committee.

2.6    Notices. All notices, demands or communications required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier with charges prepaid, by certified mail, postage prepaid and return receipt requested, or by facsimile transmission or e-mail that is confirmed by another writing, sent to the Parties as follows:

If to Southcross Holdings:
Southcross Holdings LP., et al.
1717 Main Street
Dallas, Texas 75201
Attention: General Counsel
E-mail address: Kelly.Jameson@southcrossenergy.com

If to SXE:

Southcross Energy Partners, GP.
1717 Main Street
Dallas, Texas 75201
Attention: General Counsel
E-mail address: Kelly.Jameson@southcrossenergy.com

with a copy to:

Southcross Energy Partners GP, LLC
1700 Pacific Avenue, Suite 2900
Dallas, Texas 75201
Attn: Conflicts Committee Chair
Facsimile: (214) 979-3710

All such notices shall be deemed to have been duly given, (a) as of the date of delivery, if delivered personally or by overnight delivery service or other courier, (b) on the date receipt is acknowledged, if delivered by certified mail, and (c) upon the date on which the transmission is separately confirmed in writing, if delivered by facsimile or e-mail. A Party may change its address for notice by notice to the other Parties in the manner set forth above.
2.7    Counterparts; Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which taken together shall constitute one and the same instrument. A Party’s delivery of an executed counterpart signature page by facsimile or e-mail transmission is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed this Agreement (or counterparts hereof).

2.8    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

2.9    Construction. In this Agreement, unless a clear contrary intention appears in the applicable provision: (a) the singular includes the plural and vice versa; (b) reference to a person or entity includes such person’s or entity’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement; (c) reference to any gender includes each other gender; (d) references to any Section, Article, subsection and other subdivision refer to the corresponding Section, Article, subsection and other subdivision of this Agreement; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

2.10    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement

2.11    Non-Recourse. All proceedings, actions, obligations, damages or causes of action (whether in contract, in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (c) any breach or violation of this Agreement and (d) any failure of the transactions contemplated by this Agreement to be consummated, in each case, may only be made against (and are those solely of) the persons that are expressly named as Parties to this Agreement and then only to the extent of the specific obligations of such Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the Effective Date.

SOUTHCROSS HOLDINGS LP

By: SOUTHCROSS HOLDINGS GP LLC,
its General Partner

By:	/s/ John E. Bonn
Name: John E. Bonn
Title: President and CEO

SOUTHCROSS ENERGY PARTNERS, L.P.

By: SOUTHCROSS ENERGY PARTNERS GP, LLC,
its General Partner

By:	/s/ Bret M. Allan
Name: Bret M. Allan
Title: Senior Vice President and CFO